Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form F-3, No. 333-127351-01 and No. 333-156476-01) of Telecom Italia Capital S.A. and Telecom Italia S.p.A. (as Guarantor) of our report dated April 11, 2011, with respect to the consolidated financial statements of Telecom Italia S.p.A. and subsidiaries included in Telecom Italia S.p.A.´s Form 20-F for the year ended December 31, 2010 filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Selected Financial and Statistical Information” in this Form 20-F.

/s/    Reconta Ernst & Young S.p.A.

Milan, Italy

April 11, 2011